Exhibit 99.1

Good afternoon! Today is an exciting day as we celebrate the Mountain Crest Acquisition Corp. II, IPO, recently listed on the Nasdaq Capital Market under the symbol “MCAD”.

It is truly my great pleasure to welcome back another special purpose acquisition company by the Mountain Crest team to the Nasdaq Family. Nasdaq is honored to have partnered with you on your listing, and we’re excited that you could all virtually join us for the first time – right here at the crossroads of the world – as we get set to ring today’s closing bell to celebrate your IPO.

Mountain Crest Acquisition Corp. II’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the company intends to focus on operating businesses in North America and the team is led by Chairman and Chief Executive Officer, Dr. Suying Liu and Mr. Dong Liu, Chief Financial Officer.

Dr. Liu has been the Chairman and CEO of Mountain Crest Acquisition Corp (Nasdaq: MCAC), which recently announced a business combination with PLBY Group, the parent company of the iconic Playboy brand.

Today is a testament to the hard work of everyone at Mountain Crest Acquisition Corp. II and for your passion to lead and innovate. Your people and culture reflect the virtues of entrepreneurism in the SPAC industry and Nasdaq is honored to share today’s virtual closing bell with each of you.

We look forward to a very successful partnership!

Bell Speech

Thank you for the kind introduction. Mountain Crest II is excited to be entering the public markets and honored to be joining the Nasdaq community. First, I want to congratulate our entire team and extended family for this public debut. Our mission, similar to that of our first SPAC, which is currently in the process of completing its merger with PLBY Group, the parent company of the iconic Playboy brand, is to search primarily in North America for a quality high-growth target company with under-researched and under-appreciated assets, which upon our acquisition will significantly benefit from the capitalization and public market access. I also want to thank our colleagues, investors and various partners for your support and dedication throughout the process leading to this important milestone, which ensures us the resources as well as the market awareness to deliver on our mission and to execute our acquisition strategy. As we ring the bell today, we look forward to the next chapter of Mountain Crest II with each and every one of you together.